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                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ARMOR HOLDINGS, INC.

               (Under Section 242 of the General Corporation Law)

     Armor Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is Armor Holdings, Inc. (the "Corporation"). The corporation was incorporated in the State of Delaware on July 23, 1996 pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on that date.

     2. This Certificate of Amendment amends the Certificate of Incorporation, as previously amended by the Certificate of Merger of American Body Armor & Equipment, Inc. with and into the Corporation filed with the Secretary of State of the State of Delaware on August 21, 1996 (the "Certificate of
Incorporation").

     3. On March 11, 2004, the Board of Directors of the Corporation duly adopted resolutions authorizing the following amendment of the Certificate of Incorporation, declaring such amendment to be advisable and in the best interests of the Corporation and authorizing that such amendment be submitted to the stockholders of the Company at the Annual Meeting of Stockholders, which was held on June 22, 2004, during which the following amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     4. The Certificate of Incorporation is amended to delete Article IV in its entirety and insert in lieu thereof the following:

                                  "ARTICLE IV.

               The total number of shares of capital stock which the corporation shall have authority to issue is Eighty Million (80,000,000) shares of the par value of one cent ($.01) each, divided into (a) Seventy-Five Million (75,000,000) shares of common stock (the "Common Stock") and
         (b) Five Million (5,000,000) shares of preferred stock (the "Preferred Stock"). There is hereby expressly vested in the Board of Directors the authority to fix in the resolution or resolutions providing for the issue of each series of Preferred Stock, the voting power and the


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         designations, preferences and relative, participating, optional or other rights of each such series, and the qualifications, limitations or restrictions thereof. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each such series to be distinctly designated."


                            [SIGNATURE PAGE FOLLOWS:]


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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be executed by its officer thereunto duly authorized this 22nd day of July, 2004.


                                          ARMOR HOLDINGS, INC.



                                          By: /s/ Glenn J. Heiar
                                              ----------------------------------
                                              Name: Glenn J. Heiar
                                              Title: Chief Financial Officer